As filed with the Securities and Exchange Commission on October 4, 2016

Registration No. 333-207142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AquaVenture Holdings Limited

(Exact name of Registrant as specified in its charter)

British Virgin Islands	4941	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14400 Carlson Circle

Tampa, FL 33626

(813) 855-8636

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas R. Brown

Chief Executive Officer

14400 Carlson Circle

Tampa, FL 33626

(813) 855-8636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark H. Burnett, Esq.	Tracey A. Zaccone, Esq.
Michael J. Minahan, Esq.	Brian M. Janson, Esq.
Gregg L. Katz, Esq.	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Goodwin Procter LLP	1285 Avenue of the Americas
100 Northern Avenue	New York, NY 10019
Boston, MA 02210	(212) 373-3000
(617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares	7,475,000	$20.00	$149,500,000	$15,055

(1)                                  Includes 975,000 shares which the underwriters have the option to purchase.

(2)                                  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)                                  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-207142) of AquaVenture Holdings Limited is being filed solely for the purpose of filing a revised Exhibit 5.1 opinion and a new Exhibit 10.36. Accordingly, the preliminary prospectus has been omitted. This filing does not modify any provision of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee.

SEC registration fee	$15,055
FINRA filing fee	22,925
Listing fee	155,000
Printing and engraving expenses	365,000
Legal fees and expenses	2,600,000
Accounting fees and expenses	2,600,000
Transfer agent and registrar fees and expenses	8,500
Miscellaneous	133,520
Total	$5,900,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended Memorandum and Articles of Association will provide for the indemnification of our directors against all losses or liabilities incurred or sustained by him or her as a director of our company in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the company and had no reasonable cause to believe that their conduct was unlawful.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under British Virgin Islands law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our memorandum and articles of association and in indemnification agreements that we enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of AquaVenture Holdings Limited and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, and otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2013, we made sales of the following unregistered securities:

•                  AquaVenture Holdings LLC granted to employees, consultants and other service providers options to purchase an aggregate of 570,000 ordinary common shares under our Equity Incentive Plan at exercise prices ranging from $0.60 to $2.59 per share and 175,500 Class B shares under our Equity Incentive Plan at an exercise price of $4.9477 per share.

•                  AquaVenture Holdings LLC issued to employees, consultants and other service providers an aggregate of 98,526 shares of ordinary shares upon the exercise of options for aggregate consideration of $57,316.

•                  On June 16, 2014, AquaVenture Holdings LLC issued warrants to ORIX Finance Equity Investors, LP exercisable for an aggregate of 60,635 Class B shares at $4.9477 per share. Additionally, ORIX Finance Equity Investors, LP holds warrants for 956,250 shares of Ordinary Shares of Quench USA Holdings LLC exercisable at $1.00 per share.

•                  In December 2013, Quench issued an aggregate of 21,050,000 of its Ordinary Shares, for aggregate consideration of $21,050,000.

•                  In June through September 2014, in connection with our acquisition of the assets of Quench USA Holdings LLC, AquaVenture Holdings LLC issued an aggregate of 10,638,257 Class B shares, for aggregate consideration of $52.6 million. Additionally, AquaVenture Holdings LLC issued to Quench USA Holdings LLC 29,036,947 Class Q shares and 2,829,598 Class B shares in exchange for all its assets in a transaction valued at $157.7 million in the aggregate. The fair value of the Class Q and B shares at the time of the Quench USA Holdings LLC transaction was $143.7 million and $14.0 million, respectively.

•                  On June 6, 2014, AquaVenture Holdings LLC in connection with a contribution agreement with Quench USA Holdings LLC issued Class Q shares and Class B shares, which were valued at the time at $157,666,101 in the aggregate, to Quench USA Holdings LLC, in exchange for all of its assets. Immediately prior to the issuance, certain shareholders of Quench USA Holdings LLC, purchased Class B shares through Quench USA Holdings LLC which provided equivalent economic interests as AquaVenture Holdings LLC Class B shares.

•                  In April 2015, AquaVenture Holdings LLC issued an aggregate of 6,063,424 Class B shares, for aggregate consideration of $30,000,003.

•                  In May 2015, AquaVenture Holdings LLC issued an aggregate of 278,415 Class B shares, for aggregate consideration of $1,377,514.

•                  In August 2015, AquaVenture Holdings LLC issued an aggregate of 49,220 Class B shares pursuant to a preemptive rights offering for aggregate consideration of $243,526.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)                                 Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)                                 Financial Statement Schedules.

Schedules not listed above have been omitted because the information requested to be set forth herein is not applicable or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 6 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on October 4, 2016.

AQUAVENTURE HOLDINGS LIMITED
By:	/s/ DOUGLAS R. BROWN

Douglas R. Brown
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DOUGLAS R. BROWN	Chief Executive Officer and Chairman of the Board	October 4, 2016
Douglas R. Brown	(Principal Executive Officer)

/s/ ANTHONY IBARGUEN	President and Director	October 4, 2016
Anthony Ibarguen

/s/ LEE S. MULLER	Chief Financial Officer, Treasurer and Secretary	October 4, 2016
Lee S. Muller	(Principal Financial and Accounting Officer)

*	Director	October 4, 2016
Michael J. Bevan

*	Director	October 4, 2016
Evan Lovell

*	Director	October 4, 2016
Hugh Evans

*	Director	October 4, 2016
Paul Hanrahan

*	Director	October 4, 2016
Brian O’Neill

*	Director	October 4, 2016
Cyril Meduña

*	Director	October 4, 2016
Richard Reilly

*	Director	October 4, 2016
David Lincoln

Seven Seas Water Corporation
Authorized Representative in the United States
By:	/s/ LEE S. MULLER	October 4, 2016
Name:	Lee S. Muller
Title:	Chief Financial Officer

* Pursuant to Power of Attorney

By:	/s/ DOUGLAS R. BROWN
Douglas R. Brown
Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
2.1**

Purchase and Sale Agreement, dated September 15, 2016, among Constructora Panorama S.A., Andrade Gutierrez Engenharia S.A., Sucursal del Peru, Aquaventure Holdings Peru S.A.C. and Aqua Ventures Holdings Curaçao N.V.

3.2**	Memorandum and Articles of Association of the Registrant, as currently in effect
3.3**	Form of Amended and Restated Memorandum and Articles of Association to be in effect prior to the effectiveness of this registration statement
4.1**	Fourth Amended and Restated Investor Rights Agreement, dated June 6, 2014, by and among AquaVenture Holdings LLC and certain of its shareholders
5.1	Opinion of Conyers Dill & Pearman
10.1#**	Forms of Indemnity Agreement between the Registrant and each of its directors and executive officers
10.2#**	Equity Incentive Plan of AquaVenture Holdings LLC, as amended, and forms of award agreements thereunder
10.3#**	2016 Share Option and Incentive Plan, as amended, and forms of award agreements thereunder
10.4#**	Employment letter with Douglas R. Brown
10.5#**	Employment letter with Lee S. Muller
10.6#**	Employment letter with Anthony Ibarguen
10.7+**	Water Sale Agreement, dated May 7, 2010, among Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and Water & Sewerage Authority Trinidad and Tobago
10.8+**	First Amendment to the Water Sale Agreement among Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and Water & Sewerage Authority Trinidad and Tobago, dated October 7, 2010
10.9+**	Second Amendment to the Water Sale Agreement among Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and Water & Sewerage Authority Trinidad and Tobago, dated January 11, 2013
10.10+**	Third Amendment to the Water Sale Agreement among Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and Water & Sewerage Authority Trinidad and Tobago, dated January 29, 2014
10.11+**	Fourth Amendment to the Water Sale Agreement among Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and Water & Sewerage Authority Trinidad and Tobago, dated September 3, 2015
10.12**	Amendment, Waiver and Consent Letter, dated June 11, 2015, to Seven Seas Water (BVI) Ltd. (f/k/a Biwater (BVI) Ltd.) from Barclays Bank PLC
10.13**	Waiver Letter, dated September 16, 2015, to Seven Seas Water (BVI) Ltd. (f/k/a Biwater (BVI) Ltd.) from Barclays Bank PLC
10.14**	Facility Agreement, dated November 14, 2013, between Seven Seas Water (BVI) Ltd. (f/k/a Biwater (BVI) Ltd.) and Barclays Bank PLC
10.15**	Amended and Restated Credit Agreement, dated April 18, 2016, between The Bank of Nova Scotia and Seven Seas Water (Trinidad) Unlimited
10.16**	Credit Agreement, dated March 27, 2013, among Seven Seas Water Corporation (USVI), AquaVenture Holdings LLC, the Bank of Nova Scotia and Firstbank Puerto Rico
10.17**	Credit Agreement, dated June 18, 2015, between Aqua Venture Holdings Curaçao N.V. and Citibank, N.A.
10.18**

Amendment No. 2 to Credit Agreement, dated July 1, 2016, among Aqua Ventures Holdings Curaçao N.V., Aqua Venture Holdings LLC, Seven Seas Water Corporation, AquaVenture Capital Limited, AquaVenture Holdings Limited and Citibank, N.A.

10.19**	Loan and Security Agreement, dated October 7, 2011, between ORIX Venture Finance LLC and Quench USA, Inc.
10.20**	Amendment No. 1 to Loan and Security Agreement, dated May 1, 2012, between ORIX Venture Finance LLC and Quench USA, Inc.
10.21**	Amendment No. 2 to Loan and Security Agreement, dated December 23, 2013, between ORIX Venture Finance LLC and Quench USA, Inc.
10.22**	Consent and Amendment No. 3 to Loan and Security Agreement, dated June 16, 2014, between ORIX Venture Finance LLC and Quench USA, Inc.

10.23**	Amendment No. 4 to Loan and Security Agreement, dated April 21, 2015, between ORIX Venture Finance LLC and Quench USA, Inc.
10.24**	Amendment No. 5 to Loan and Security Agreement, dated January 23, 2016, between ORIX Venture Finance LLC and Quench USA, Inc.
10.25**	Amendment No. 6 to Loan and Security Agreement, dated July 25, 2016, between ORIX Growth Capital (f/k/a ORIX Venture Finance LLC) and Quench USA, Inc.
10.26**	Amendment No. 1 to Credit Agreement, dated June 30, 2015, among AquaVenture Holdings LLC, Seven Seas Water Corporation, AquaVenture Capital Limited and Citibank, N.A.
10.27**

First Amendment and Consent to the Amended and Restated Credit Agreement, dated September 21, 2016, among the Bank of Nova Scotia, Seven Seas Water (Trinidad) Unlimited, AquaVenture Holdings LLC and the Registrant

10.28**

Fourth Amendment and Consent to the Credit Agreement, dated September 21, 2016, among the Bank of Nova Scotia, FirstBank Puerto Rico, Seven Seas Water Corporation AquaVenture Holdings LLC and the Registrant

10.29**	Form of Warrant to Purchase Shares
10.30**	Form of Warrant to Purchase Shares
10.31#**	2016 Employee Share Purchase Plan
10.32#**	Non-Employee Director Compensation Policy
10.33#**	Senior Executive Cash Incentive Bonus Plan
10.34#**	2014 Equity Incentive Plan of Quench USA Holdings LLC and forms of award agreements thereunder
10.35#**	Amended and Restated 2011 Management Incentive Bonus Plan of Quench USA, Inc. and forms of award agreements thereunder
10.36#	2008 Stock Plan of Quench USA, Inc. and forms of award agreements thereunder
21.1**	List of Subsidiaries
23.1**	Consent of KPMG LLP
23.2**	Consent of KPMG LLP
23.3**	Consent of KPMG LLP
23.4**	Consent of KPMG LLP
23.5**	Consent of KPMG LLP
23.6**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)

**                                  Previously filed.

#                                         Indicates management contract or compensatory plan, contract or agreement.

+                                         Portions of this agreement have been redacted pursuant to a request for confidential treatment granted by the SEC.